Exhibit 8.2

November 4, 2013

Niska Gas Storage Partners LLC

1001 Fannin Street, Suite 2500

Houston, Texas 77002

USA

Ladies and Gentlemen:

Re:                             NISKA GAS STORAGE PARTNERS LLC PROSPECTUS SUPPLEMENT DATED NOVEMBER 4, 2013

We have acted as Canadian counsel to Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Company’s prospectus supplement dated November 4, 2013 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 relating to the issuance by the Company of common units representing limited liability company interests (the “Common Units”) having an aggregate offering price of up to $75,000,000.  This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Company as to factual matters concerning its business, properties and governing documents as set forth in the Prospectus Supplement.

In our capacity as Canadian counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of Canada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any province or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any province. Based on the facts, assumptions and representations set forth herein, the statements in the Prospectus Supplement under the captions “Material Canadian Federal Income Tax Consequences” insofar as such statements purport to constitute summaries of Canadian federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Bennett Jones LLP as to the material Canadian federal income tax consequences of the matters described therein. No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the effective date of the Prospectus Supplement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Canada Revenue Agency and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Also, any variation or difference in the facts from those set forth in the representations described above, including in the Prospectus Supplement, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Prospectus Supplement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing Common Units pursuant to the Prospectus Supplement or in the secondary market.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the use of our name under the captions “Material Canadian Federal Income Tax Consequences” in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bennett Jones LLP

Bennett Jones LLP